Exhibit 3.11

EPL PIPELINE, L.L.C.

(A Delaware Limited Liability Company)

OPERATING AGREEMENT

As of February 7, 2000

OPERATING AGREEMENT (the “Agreement”) of EPL PIPELINE, L.L.C. (the “Company”), dated as of February 7, 2000, made by and among the parties listed on Schedule I (the “Members”) and such other parties as shall hereafter become Members in the Company, as provided herein.

R E C I T A L S :

A. The Company was formed pursuant to a Certificate of Formation, dated as of February 3, 2000, and filed in the Office of the Secretary of State of Delaware on February 7, 2000 (the “Certificate”).

B. The Members wish to provide for the operation and management of the Company for the purposes stated herein.

A G R E E M E N T :

The Members hereby provide as follows:

ARTICLE 1 – FORMATION, PURPOSE AND TERM

1.01. Formation. The Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) by the filing the Certificate with the Secretary of State of the State of Delaware.

1.02. Purposes and Powers. The Company may engage in any lawful business of every kind and character for which a limited liability company may be organized under the Act or any successor statute. The Company shall have all of the powers provided for a limited liability company under the Act.

1.03. Perpetual Life. The Company shall continue until terminated as hereinafter provided.

1.04. Offices. The Company may have such offices and places of business at such locations, whether within and without the State of Delaware, as the Members may from time to time determine or as the business and affairs of the Company may require.

ARTICLE 2 – MEMBERS AND MEMBERSHIP INTERESTS

2.01 Members.

(a) The initial Member of the Company shall be as set forth on Exhibit A attached hereto and made a part hereof. The Company shall amend Exhibit A from time to time to reflect the admission or withdrawal of Members in accordance with the terms of this Agreement.

(b) The “tax matters member” of the Company pursuant to Section 6231 (a) (7) of the Internal Revenue Code of 1986, as amended, shall be Energy Partners, Ltd., a Delaware corporation. Such tax matters member shall be authorized to represent the Company in connection with all matters relating to the tax status, tax reports or filings of the Company.

(c) For all purposes under this Agreement, voting shall be vested in the Members in proportion to the then current Sharing Percentages of Members as set forth on Exhibit A, the decision of Members owning more than 50 percent of said Sharing Percentages controlling.

2.02 Additional Issuance of Membership Interests; Additional Classes of Membership Interests.

(a) The Company may issue membership interests to any person or entity and admit them to the Company as a member, with the consent of holders of all of the Company’s existing membership interests. The Members shall determine the consideration and terms and conditions with respect to any future issuance of membership interests in a manner that they in good faith determine to be in the best interests of the Company.

(b) In addition, the Members (with the consent of holders of all of the Company’s existing membership interests) are authorized to cause the Company to issue membership interests from time to time in one or more classes of membership interests, for such consideration and on such terms and conditions as the Members in good faith determine to be in the best interests of the Company, which classes or series of membership interests shall have, subject to the provisions of applicable law, such designations, preferences and relative, participating, optional or other special rights as shall be fixed by the Members, including, without limitation: (i) the allocation of items of Company profit or loss to each such class or series of membership interests; (ii) the right of each such class or series of membership interests to share in Company distributions; (iii) the rights of each such class or series of membership interests upon dissolution and liquidation of the Company; (iv) the price at which and the terms and conditions upon which each such class or series of membership interests may be redeemed by the Company, if any such class or series is so redeemable; (v) the rate at which and the terms and conditions upon which each such class or series of membership interests may be converted into another class or series of membership interests; (vi) the terms and conditions upon which each such class or series of membership interests will be issued, or may be assigned or transferred; and (vii) the right of each such class or series of membership interests to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such class or series, if any such class or series is granted voting rights.

(c) The Managers shall do all things they deem to be appropriate or necessary to comply with the Act and are authorized and directed to do all things they deem to be necessary or advisable in connection with any such future issuance, including compliance with any statute, rule, regulation or guidelines of any federal, state or other governmental agency or any exchange on which the membership interests or other such security are listed or admitted to trading.

(d) Upon any such future issuance, Exhibit A shall be amended to reflect the admission of the assignee as a Member of the Company.

2.03. Membership Interests. A Member’s interest in the Company shall be personal property for all purposes. All property owned by the Company shall be deemed owned by the Company as an entity, and no Member shall be deemed to own any of such property.

2.04. No Preemptive Rights. No Member shall have any preemptive, preferential or other right with respect to: (a) additional capital contributions; (b) the issuance or sale of membership interests; (c) the issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any membership interests; (d) the issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (e) the issuance or sale of any other securities that may be issued or sold by the Company.

2.05. Return of Contributions. No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contribution of such Member except as otherwise provided herein.

2.06. Liability of Members. (a) No Member shall be liable personally for the debts, obligations or liabilities of the Company solely by reason of being a Member of the Company. Each Member shall indemnify and hold the other Members and, where applicable, their officers, Managers (as defined herein) and shareholders, harmless against and from all claims, demands, losses or damages which shall or may arise by reason of the indemnifying party’s breach (directly or by agents or other representatives) of a provision of this Agreement or action outside the scope of this Agreement.

(b) The Company shall indemnify and hold harmless a Member in the event such Member becomes liable for any debt, obligation or liability or is directly or indirectly required to make payments with respect thereto. Each Member shall be indemnified and saved harmless by the Company from any claim, demand, loss or damage incurred by such Member by reason of any act or omission performed or omitted by such Member, except if such act or omission shall be contrary to this Agreement or results from such Member’s gross negligence or fraud.

(c) Each party to be indemnified under paragraphs (a) or (b) of this Section must give each indemnifying party notice of any claim, demand, loss or damage subject to the indemnity within thirty (30) days after it has received actual notice thereof, and the indemnifying party shall be entitled to participate in or direct the defense of such action, provided that it employs counsel reasonably satisfactory to the indemnified party. An indemnifying party shall not be liable to an indemnified party in respect of settlements effected by the indemnified party without the written consent of the indemnifying party.

ARTICLE 3 – PROFITS AND LOSSES; CAPITAL ACCOUNTS; DISTRIBUTIONS

3.01. Allocations of Profits and Losses. All profits and losses of the Company shall be allocated to the Members in proportion to their Sharing Percentages as set forth on the attached Exhibit A, as such Exhibit A may be amended from time to time.

3.02. Capital Accounts. The Company shall establish and maintain capital accounts for each Member, which shall have initial balances equal to their capital contributions. A Member’s capital account shall be increased by the amount of any additional capital contributions by such Member and by the income and gain allocated to such Member and shall be decreased by any losses and deductions allocated to or distributions made to such Member pursuant to the terms of this Agreement. It is the intention of the Members that capital accounts be maintained strictly in accordance with Treas. Reg. § 1.704 -1(b) (2) (iv).

3.03. Distributions. The Managers may distribute funds and other assets of the Company to Members at such times and in such amounts as the Managers, in their sole discretion, determine to be appropriate, provided, however, that no such distributions of amounts in excess of the net income of the Company may be made without the consent of all Members. Distributions shall be made to the Members in proportion to their capital accounts.

ARTICLE 4 – MEETINGS OF MEMBERS

4.01. Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by the Managers or by the holders of at least 25% of the membership interests entitled to vote at the special meeting. At any such meeting, the Members shall elect the Managers and shall transact such other business as may properly be brought before the meeting. Such elections shall be made by the holders of at least a majority of the membership interests. Only business within the purpose or purposes described in the notice of special meeting of Members may be conducted at such special meeting.

4.02. Notice of Meetings. Written notice of each meeting of Members, stating the date, time and place and, in the case of a special meeting, the purpose or purposes thereof, shall be mailed to each Member not less than ten (10) nor more than sixty (60) days before the date of such meeting, either by first class mail, postage prepaid, or by delivery by courier or facsimile. Such notice shall be given to each Member entitled to vote at such meeting.

4.03. Quorum of Members. The holders of a majority of membership interests, present in person or represented by proxy, shall constitute a quorum at each meeting of Members, except as otherwise provided by the Act. The Members represented in person or by proxy at a meeting of Members at which a quorum is not present may adjourn the meeting until such time and place as may be determined by a vote of the majority of membership interests represented in person or by proxy at that meeting. At any such adjourned meeting at which a quorum shall be present and acting throughout, any business may be transacted that might have been transacted at that meeting as originally convened.

4.04. Voting by Members. At any meeting of Members, every Member having the right to vote shall be entitled to vote either in person or by proxy executed in writing by such Member.

4.05. Action without a Meeting. Any action which is required to be taken or which may be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Members owning not less than the minimum percentage of the membership interests that would be necessary to authorize or take such action at a meeting at which all the holders of membership interests were present, and such action shall constitute the act of the Members.

4.06. Telephonic Meetings. Members may participate in and hold a meeting by using conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

ARTICLE 5 – MANAGERS

5.01. Managers of the Company. The business and affairs of the Company shall be managed under the direction of three or more Managers (each a “Manager”) of the Company for the benefit of the Members. The Managers shall manage the property and business of the Company and may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by this Agreement directed or required to be exercised or done by the officers or Members. The Managers shall appoint the officers and may delegate to the officers such responsibilities and authority as may, in the judgment of the Managers, be appropriate.

5.02. Number and Election of Managers. There shall be at least one Manager appointed by the Members (collectively the “Management Board”), which number may be changed from time to time by the holders of two-thirds of the membership interests. No decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. The initial Manager of the Company shall be Richard Bachmann, who shall serve until his successor is elected and qualified.

5.03. Managers as Members of the Company. A Manager may, but need not, be a Member of the Company or a resident of the State of Delaware. A person who is both a Manager and a Member has the rights and powers, and is subject to the restrictions and liabilities, of a Manager, and also has the rights and powers, and is subject to the restrictions and liabilities, to the extent of his participation in the Company as a Member.

5.04 Removal; Filling of Vacancies. Any or all of the Managers may be removed, either with or without cause, at any meeting of the Members called expressly for that purpose, by the unanimous affirmative vote of the Members. Any vacancy occurring in the Managers resulting from the death, resignation, retirement, disqualification or removal from office of any Manager or otherwise shall be filled by the affirmative vote of a majority of the remaining Managers or may be filled by election at any annual or special meeting of Members called for such purpose.

5.05. Action by Managers. Regular meetings of the Managers, of which no notice shall be necessary, shall be held at such times and places as may be fixed from time to time by the Managers. The presence of a majority of the number of Managers shall constitute a quorum for the transaction of business. The act of a majority of the Managers present at a meeting at which a quorum is present and acting throughout shall be the act of the Managers, unless otherwise required by the Act or this Agreement. Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting, if all Managers consent thereto in writing, and such writing shall be filed with the minutes of proceedings of the Managers. Managers may participate in and hold a meeting by using conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

5.06. Duties of Managers. No Manager shall be liable for the debts, liabilities, contracts or other obligations of the Company. A Manager shall not have any liability to the Company or to any Member for any mistakes or errors in judgment, or for any act or omission believed in good faith to be within the scope of authority conferred by the Agreement. A Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements, in each case prepared by one or more agents or employees of the Company, counsel to the Company, public accountants for the Company or other persons as to matters that the Manager believes to be within such person’s professional or expert competence.

5.07. Other Activities. This Agreement shall not preclude or limit, in any respect, the right of any Manager, or an affiliate of any Manager, to engage or invest, directly or indirectly, in any business activity or venture of any nature or description. Neither the Company nor any Member shall have any right to participate in any investments made by, or other activities of, a Manager.

5.08 Accounting by Managers. Each Manager must account to the Company and hold as trustee for the Company any profit or benefit derived by the Manager from any transaction connected with the conduct or winding up or the Company or from any personal use by such Manager of the Company’s property without the consent of the Members.

ARTICLE 6 – OFFICERS

6.01. Officers of Company. The officers of the Company shall consist of a president and Chief Executive Officer, Secretary and such other officers and agents as the Managers deem necessary. Any two or more offices may be held by the same person. The officers shall act in the name of the Company under the direction and management of the Managers, as further described below. Without limiting the foregoing, the authority of the officers shall include, but is not limited to:

A. Supervising the day-to-day management of the Company and its operations.

B. Employing or otherwise engaging employees, agents and contractors of the Company.

C. Negotiating, applying and executing contracts, and incurring obligations on behalf of the Company both within and outside of the ordinary course of business.

D. Supervising the capital structure of the Company and negotiating, approving and binding the Company to operating and capital financing arrangements, including capital assessments and debt equity financings.

E. Establishing financial policies, determining distributions and maintaining books of account and other records for the Company.

F. Delegating such responsibilities and authority as may, in the judgment of the officers, be appropriate.

G. Fixing compensation.

H. The adoption of rules, regulations and procedures for the conduct of their business as the Managers, from time to time, deem appropriate.

The initial officers are:

Richard Bachmann	President and Chief Executive Officer

Don Olson	Vice-President

Jean Stallard	Vice-President, General Counsel, Secretary

Ken Smith	Treasurer and Chief Financial Officer

6.02. Election and Term of Office. The officers of the Company shall be appointed by the Managers and shall serve until removal or resignation. Officers shall be compensated for their out-of-pocket expenses incurred in serving in such capacity, but shall not otherwise receive any compensation for serving as officers unless otherwise provided for in an employment agreement with the Company.

6.03. Removal. Any officer or agent may be removed by the Managers in their discretion.

6.04 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Managers for the unexpired portion of the term.

6.05. President and Chief Executive Officer. The President and Chief Executive Officer shall be the president and chief executive officer of the Company. The President and Chief Executive Officer shall have power to sign any contracts or other instruments which the Managers have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Managers or by this Agreement to some other officer or agent of the Company. In general, the President and Chief Executive Officer shall perform all duties incident to the office of President and Chief Executive Officer and such other duties as may be prescribed by the Managers of the Company from time to time.

6.06. Treasurer and Chief Financial Officer. The Treasurer and Chief Financial Officer shall be the treasurer and chief financial officer of the Company. The Treasurer and Chief Financial Officer shall not be required to give a bond for the faithful discharge of his or her duties. The Treasurer and Chief Financial Officer shall: (a) have charge and custody of and be responsible for all funds and securities of the Company; (b) receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Managers; and (c) in general, perform all the duties incident to the office of Treasurer and Chief Financial Officer and such other duties as from time to time may be prescribed by the President and Chief Executive Officer or by the Managers from time to time.

6.07. Secretary. The Secretary shall: (a) keep the minutes of the Members’ meetings in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law; (c) be custodian of the Company records; (d) keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member; (e) certify the resolutions of the Members and other documents of the Company as true and correct; and (f) in general, perform all duties incident to the office of secretary and such other duties as may be prescribed by the President and Chief Executive Officer or by the Managers from time to time.

6.08. Other Officers. The Managers may from time to time elect such other officers, including Vice Presidents, and may delegate to them such powers and duties as they may deem desirable.

ARTICLE 7 – ASSIGNMENT OF INTERESTS

7.01. Transferability of Membership Interests.

Each Member agrees not to sell any membership interests in the Company except by sale in accordance with Article 2 or with the unanimous approval of the Members.

7.02. Substitution of Members. An assignee of the interest of a Member may become a substituted Member subject to the following terms, conditions and limitations:

(a) the assignor has given the assignee the right to become a substituted Member;

(b) the Managers have previously given their written consent to the substitution of the assignee as a Member;

(c) the assignee has paid to the Company all costs and expenses incurred in connection with such assignee’s substitution as a Member, including, without limitation, all costs and expenses incurred in amending this Agreement;

(d) the assignee shall have executed a counterpart of this Agreement and such other documents as the Managers shall reasonably request as necessary or desirable to effect the substitution of the assignee as a Member; and

(e) Exhibit A shall be amended (automatically and without action on the part of any Member or Manager) to reflect the admission of the assignee as a Member of the Company.

7.03. Effect of Substitution. A Member ceases to be a Member and to have the power to exercise any rights or powers of a Member upon assignment of all of his membership interest. The pledge or granting of an encumbrance, as permitted by this Agreement, of a membership interest shall not cause the Member pledging or encumbering such interest to cease to be a Member or to have the power to exercise any rights or powers of a Member.

ARTICLE 8 – DISSOLUTION

8.01. Dissolution. The Company shall be dissolved and its affairs wound up in the event that all of the Members agree, by written consent, to dissolve the Company.

8.02. Winding up. Upon dissolution of the Company, the Company shall wind up its affairs promptly, in accordance with the direction of the Managers (the person directing the winding up being referred to hereinafter as the “Liquidator”).

8.03. Distributions. The proceeds of any dissolution of the Company shall be distributed in accordance with the following order of priority (to the extent that such order of priority is consistent with the laws of the State of Delaware):

(a) First, to the payment of the debts and liabilities of the Company and the expenses of dissolution and liquidation;

(b) Then, to the establishment of any reserves which the Liquidator shall deem reasonably necessary for payment of such other debts and liabilities of the Company (contingent or otherwise), as are specified by the Liquidator, and such reserves shall be held by a bank, trust company or other financial institution selected by the Liquidator, as escrow holder, to be disbursed as directed by the Liquidator in payment of any of the specified debts and liabilities or, at the expiration of such period as the Liquidator may deem advisable, to be distributed in the manner hereinafter provided; and

(c) Then, to the Members as set forth in Article 3 hereof.

ARTICLE 9 – MISCELLANEOUS

9.01. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and no alteration or modification hereof shall be binding unless in writing and signed by all Members.

9.02. Benefits and Obligations. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the Members and their respective successors and assigns, and no other person shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.

9.03. Severability. If any provision of this Agreement or portion thereof, or the application thereof to any person or circumstance, is invalid or unenforceable, then the remainder of this Agreement, or the application of the provision or portion thereof to other persons or circumstances, shall not be affected thereby, provided that if any provision or portion thereof or the application thereof is invalid or unenforceable, then a suitable or equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, the intent and purpose of the invalid or unenforceable provision or portion thereof.

9.04. Amendments. This Agreement may be amended by the unanimous affirmative vote of the Members.

9.05. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

9.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.07. Headings. The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

Exhibit A

Sharing Percentages

Member	Sharing Percentage

Energy Partners, Ltd.	100%

SCHEDULE I

MEMBER’S SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date noted below.

ENERGY PARTNERS, LTD.

Name:	Richard A. Bachmann
Title:	President

Member Information

Address:

201 St. Charles Avenue, Suite 3400, New Orleans, LA 70170

Street City State Zip Code

Social Security or Tax ID No.: APPLIED FOR

Capital Contribution: $0

This Signature Page will be attached to and become

a part of the Operating Agreement of

EPL Pipeline, L.L.C.